Exhibit 99

Investor Contact:	Media Contact:
Nathan Annis	Wendy A. Watkins
Hormel Foods	Hormel Foods
507-437-5248	507-437-5345
npannis@hormel.com	media@hormel.com

HORMEL FOODS CORPORATION ANNOUNCES THE SALE OF
 FARMER JOHN, SAAG’S  SPECIALTY MEATS, AND THREE FARM OPERATIONS

AUSTIN, Minn. (November 21, 2016) — Hormel Foods Corporation (NYSE: HRL) today announced it has entered into a definitive agreement to sell Clougherty Packing, LLC, parent company of Farmer John and Saag’s Specialty Meats, along with PFFJ, LLC farm operations in California, Arizona, and Wyoming to Smithfield Foods, Inc. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals, and is expected to close within 30 days.

“We appreciate the Farmer John, Saag’s and PFFJ employees’ dedication and commitment to their customers and consumers. While the businesses have performed well, they no longer align with our company’s growth strategies,” said Jim Snee, president and chief executive officer. “This divestiture also allows for the integration of the pork processing facility at Farmer John with the majority of the live production operations which supply the facility, and are currently owned by Smithfield. We will work together to ensure a smooth transition for our employees and customers.”

The purchase price was $145 million in cash, subject to working capital adjustments at closing. Farmer John harvests approximately 7,400 hogs per day and, in fiscal 2016, the businesses accounted for approximately $500 million in sales and earnings per share of approximately 3 cents.

About Hormel Foods – Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across 75 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the eighth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://2015csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Factors that may affect actual results include, but are not limited to: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied, and whether and when the transaction will close.  Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors which appear on pages 33 - 40 in the company’s Form 10-Q for the fiscal quarter ended July 24, 2016, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”